Exhibit 99.1

May 5, 2016

Pulmatrix Reports Q1 2016 Financial Results

LEXINGTON, MA — Pulmatrix, Inc. (NASDAQ: PULM) today reports its first quarter financial results and provides an update on the progress of its drug development pipeline.

“During the first quarter, we continued to make progress across our development pipeline of inhaled therapeutics,” said Robert W. Clarke, Ph.D., chief executive officer of Pulmatrix. “In the second quarter, we expect to report data from the European bioequivalence study for our COPD program, PUR0200.”

Financials

Revenues for the first quarter of 2016 were $0.4 million, compared to $0.1 million for the first quarter of 2015. The increase was the result of revenue recognized under our collaboration agreement to develop PUR0200 for COPD.

Research and development expenses for the first quarter of 2016 were $3.4 million, compared to $0.9 million for the same period last year. The increase was primarily due to increases in clinical development costs and external service costs on the PUR1900 and PUR0200 projects. General and administrative expenses for the first quarter of 2016 were $2.4 million, compared to $1.9 million for the same period in 2015. The increase was primarily due to an increase in stock-based compensation expense.

Net loss for the first quarter of 2016 was $5.7 million compared to a net loss of $1.8 million in the same period last year. The increase in net loss is attributable to the noted operating expense increases and the non-recurring impact of the fair value adjustments of our preferred stock warrant liability and derivative liability that were recorded in the first quarter of 2015.

As of March 31, 2016, Pulmatrix had $14.8 million in cash and cash equivalents, compared to $18.9 million as of December 31, 2015.

“Through continued financial discipline, we ended the first quarter in a strong financial position with sufficient capital to invest in the development of our current pipeline and operations into mid-2017 based on current expectations,” said William Duke, Jr., chief financial officer of Pulmatrix. “We believe that this will fund our business beyond multiple data readouts from ongoing and planned clinical studies, as well as other corporate milestones.”

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for rare diseases, including PUR1900, an inhaled anti-fungal for lung disease patients. In addition, Pulmatrix is pursuing opportunities in major pulmonary diseases through collaborations, including PUR0200, a branded generic in clinical development for chronic obstructive pulmonary disease (COPD). Pulmatrix’s product candidates are based on iSPERSE™, its proprietary dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s annual report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 10, 2016. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Financial Tables to Follow

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	At March 31, 2016	At December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,753	$18,902
Prepaid expenses and other current assets	1,011	1,560

Total current assets	15,764	20,462
Property and equipment, net	783	685
Long-term restricted cash	200	250
Intangible assets	7,534	7,534
Goodwill	15,942	15,942

Total assets	$40,223	$44,873

Liabilities and stockholders’ equity
Current liabilities:
Loan payable, net of debt discount	$1,682	$1,029
Accounts payable	1,272	1,090
Accrued expenses	1,060	1,486

Total current liabilities	4,014	3,605
Loan payable, net of current portion, debt discount and issuance costs	5,069	5,692
Derivative liability	11	11
Deferred tax liability	2,959	2,959

Total liabilities	12,053	12,267

Stockholders’ Equity (Deficit):
Common stock, $0.0001 par value — 100,000,000 shares and 233,500,000 shares authorized at March 31, 2016 and December 31, 2015; 14,795,408 shares and 14,745,754 shares issued and outstanding, including vested restricted stock units of 279,398 and 229,744, at March 31, 2016 and December 31, 2015, respectively	1	1
Additional paid-in capital	161,941	160,708
Accumulated deficit	(133,772)	(128,103)

Total stockholders’ equity (deficit)	28,170	32,606

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$40,223	$44,873

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2016	2015
Revenues	$396	$105
Operating expenses
Research and development	3,430	918
General and administrative	2,409	1,934

Total operating expenses	5,839	2,852

Loss from operations	(5,443)	(2,747)
Interest expense	(223)	(184)
Fair value adjustment of preferred stock warrant liability	—	727
Fair value adjustment of derivative liability	—	401
Other expense, net	(3)	—

Net loss	$(5,669)	$(1,803)

Net loss attributable to common stockholders	$(5,669)	$(1,803)

Net loss per share attributable to common stockholders, basic and diluted	$(0.38)	$(9.55)

Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	14,754,484	188,742

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Investor Contact
Robert Clarke, CEO	William Duke, CFO
(781) 357-2333	(781) 357-2333
rclarke@pulmatrix.com	wduke@pulmatrix.com

Chris Brinzey, Westwicke Partners
(339) 970-2843
IR@pulmatrix.com